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                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-84431

                  Prospectus Supplement Dated September 3, 1999

                                       to

                        Prospectus Dated August 18, 1999

                                2,133,248 SHARES

                                  COMMON STOCK

                            NEW ERA OF NETWORKS, INC

         This prospectus supplement (the "Prospectus Supplement") supplements the prospectus dated August 18, 1999 of New Era of Networks, Inc., or NEON, relating to the offering of 2,133,348 shares of Common Stock of NEON (the "Shares") that are held by some of our current stockholders. NEON will receive no part of the proceeds of the sales. NEON originally issued all of the Shares in connection with the acquisitions of D&M (Asia) Ltd., a Hong Kong corporation, Database & Management (S) Pte. Ltd., a Singapore corporation, SLI International AG, a Swiss Corporation, Convoy Corporation, a Delaware corporation and Microscript, Inc., a Massachusetts corporation. The "Selling Stockholders" section of the Prospectus is hereby supplemented to identify the holders of shares distributed in connection with the settlement described in footnote 2 to the Selling Stockholder table. The Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING STOCKHOLDERS

         The following amended table sets forth the number of shares owned by each of the Selling Stockholders who were formerly stockholders of the Convoy Corporation and who received additional shares of NEON Common Stock in connection with NEON's acquisition of Convoy as set forth in footnote 2 to the Prospectus. The table below sets forth, as of the date of this Prospectus Supplement, the name of such Selling Stockholders, the number of shares beneficially owned by them, and the number of shares which may be sold by them pursuant to the Prospectus as of the date of this Prospectus Supplement. None of such Selling stockholders has had a material relationship with NEON within the past three years other than as described below or as a result of the ownership of the shares or other securities of NEON. None of such Selling Stockholders holds a number of shares that exceeds 1% of NEON's outstanding capitalization. No estimate can be given as to the amount of shares that will be held by such Selling Stockholders after completion of this offering because such Selling Stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below. The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.


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
                                                              NUMBER OF
                                                               SHARES                NUMBER OF SHARES WHICH
                                                            BENEFICIALLY         MAY BE SOLD PURSUANT TO THIS
                 NAME OF SELLING STOCKHOLDER                   OWNED                     PROSPECTUS (1)
------------------------------------------------------ ---------------------- -------------------------------------
         ALCE Partners............................              88,489                       83,288
         Gayla Barger.............................                 335                          316
         Bay Partners.............................             228,545                      215,110
         Rod Beckstrom............................               9,506                        8,948
         Tom J. Bjornson..........................              99,757                       93,893
         Draper & Associates II...................             222,026                      208,975
         Draper & Associates II...................               4,653                        4,380
         Timothy Draper Living Trust..............               8,517                        8,017
         Demian Entrekin..........................              40,151                       37,791
         Steve M. Entrekin........................              13,185                       12,410
         Caleb E. Entrekin........................              16,298                       15,340
         Charles Entrekin Trust...................             213,010                      200,489
         Charles Entrekin Trust...................               2,325                        2,189
         John Fisher..............................              17,035                       16,034
         Chris Herron.............................              14,575                       13,719
         Imperial Bank............................               1,824                        1,717
         Steve Jurvetson..........................               3,406                        3,206
         Larry Kubal..............................               5,678                        5,345
         Labrador Ventures II.....................              62,402                       58,734
         Evelyn Lewin.............................                 248                          234
         Eric Loos................................              23,332                       21,961
         Lysander, LLC............................              11,357                       10,690
         M. Petruzzelli Trust.....................               1,511                        1,423
         Mary Lou MacArthur.......................                 347                          327
         Katie MacKrill...........................               5,564                        5,237
         Mike McConnell...........................               9,574                        9,012
         Rich McGillicuddy........................               1,507                        1,419
         Neil McGovern............................              11,927                       11,226
         Oasis Ventures LLC.......................              17,328                       16,310
         Warren Packard...........................                 282                          266
         Jerrold Petruzzelli......................              15,933                       14,997
         Constantino Quintong.....................               4,040                        3,803
         Ezra J. Roizen...........................              34,983                       32,927
         Charles Schuman..........................                 107                          101
         Margaret Shiner..........................                 595                          560
         Tina Singh...............................               1,072                        1,009
         Jim Smith................................               3,976                        3,743
         Carl Soane...............................               6,360                        5,987
         John Valencia............................              71,904                       67,678
         Woodside Fund III SBIC...................             225,677                      212,411
         Lane Yago................................                 658                          620

(1) Does not include an aggregate of 431,651 shares of common stock beneficially owned by the Selling Stockholders that have been deposited in escrow to secure the indemnification obligations of the Selling Stockholders. A number of shares equivalent to these escrow shares have been included in this registration statement, but they are not included in this column of the table. We intend to file a prospectus supplement to reflect any change in the number of shares offered by the individual selling stockholders as a result of the expiration of the escrow.


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